Exhibit 32

In connection with the annual filing of Artfest International, Inc., a Delaware corporation (the "Company"), on Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission (the "Report"), the undersigned, Edward Vakser, the Chief Executive Officer of the Company, hereby certifies, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C.ss.1350), that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Artfest International, Inc.

Date:	April 25, 2008	By: /s/ Edward Vakser
Edward Vasker, President,
Chief Executive Officer and Director

By: /s/ Anzhelika Tassan
Anzhelika Tassan, Secretary, Chief
Marketing Officer and Director

By: /s/ Larry D. Ditto
Larry D. Ditto, Director